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EXHIBIT 10.6

AMENDMENTS TO THE
TYCO INTERNATIONAL LTD.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

        Effective as of April 15, 2003, the Tyco Supplemental Executive Retirement Plan is amended as follows:

1.    Section 2(h) is amended to read as follows:

  "Committee" means the Tyco International (US) Inc. Administrative Committee or any other person duly authorized by the Company or TIL who shall have authority to administer the Plan.

2.    Section 11 is amended and restated to read as follows:

11.    Claims Procedure.

        (a)    Presentation of Claim.    Any Participant or Beneficiary of a deceased Participant or their authorized representative (such Participant, Beneficiary or their authorized representative being referred to below as a "Claimant") may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

        (b)    Notification of Decision.    The Committee shall consider a Claimant's claim within 90 days. If special circumstances apply, the 90-day period may be extended by an additional 90 days, provided that written notice of the extension is provided to the Claimant during the initial 90-day period and such notice indicates the special circumstances requiring an extension of time and the date by which the Committee expects to render its decision on the claim.

        If the Committee wholly or partially denies the claim, the Committee shall provide written notice to the Claimant within the time limitations of the immediately preceding paragraph. Such notice shall set forth the extent to which the Committee has, in whole or in part, rejected the claim, and shall set forth, in a manner calculated to be understood by the Claimant:

              (A)    the specific reason(s) for the denial of the claim, or any part of it;

              (B)    specific reference(s) to pertinent provision(s) of the Plan upon which such denial was based;

              (C)    a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

              (D)    an explanation of the claim review procedure set forth in (c) below; and

              (E)    a statement of the Claimant's right to bring a civil action under section 502(a) of ERISA if the claim denial is appealed to the Committee and the Committee fully or partially denies the claim.

        (c)    Review of a Denied Claim.    A Claimant whose application for benefits is denied may request a full and fair review of the decision denying the claim by filing, in accordance with such procedures as the Committee may establish, a written appeal which sets forth the documents, records, argument, and other information relating to the claim upon which the appeal is based within 60 days after receipt of the notice of the denial from the Committee. In connection with such appeal and upon written request by the Claimant, a Claimant may review (or receive free copies of) all documents, records, or other information relevant to the Claimant's claim for benefit, all in accordance with such procedures as the

Committee may establish. If a Claimant fails to file an appeal within such 60-day period, he or she will have no further right to appeal.

        (d)    Decision on Review.    A decision on the appeal by the Committee shall include a review by the Committee that takes into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination. The Committee shall render its decision on the appeal not later than 60 days after the receipt by the Committee of the appeal. If special circumstances apply, the 60-day period may be extended by an additional 60 days, provided that written notice of the extension is provided to the Claimant during the initial 60-day period and such notice indicates the special circumstances requiring an extension of time and the date by which the Committee expects to render its decision on the claim on appeal.

        If the Committee wholly or partly denies the claim on appeal, the Committee shall provide written notice to the Claimant within the time limitations of the immediately preceding paragraph. Such notice shall set forth:

            (i)    the specific reasons for the denial of the claim;

            (ii)    specific reference to pertinent provisions of the Plan on which the denial is based;

            (iii)    a statement of the Claimant's right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits; and

            (iv)    a statement of the Claimant's right to bring a civil action under section 502(a) of ERISA.

        The foregoing claims procedures described in this Section 11 shall be administered in accordance with section 503 of ERISA and the regulations and guidance issued thereunder. Any written notice required to be given to the Claimant may, at the option of the Committee and in accordance with guidance issued under sections 503 and 102 of ERISA, be provided electronically.

        (e)    Legal Action.    A Claimant's compliance with the foregoing provisions of this Section 11 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

        (f)    Notwithstanding any other provision of this Plan to the contrary, the Company and/or TIL shall retain the authority to make decisions with respect to claims and appeals made by Participants whom the Company and/or TIL has claims against or might have claims against in the future based on wrongful acts committed by such Participants.

3.    Section 13 is hereby amended to read as follows:

        13.    Termination and Modification.    Either the Company, by action of the Board of Directors or any delegate thereof, or the Committee, may terminate or amend this Plan at any time. In the case of a Plan termination, the Committee will provide written notice to each Participant. A termination of the Plan shall have no effect other than to eliminate the right of each Participant to have additional amounts credited to his or her Account pursuant to Section 3. Except for such "prospective" termination, the Plan may not be amended, modified, waived, discharged or terminated, in a way which materially and adversely affects a Participant's previously accrued benefit, except by mutual consent of the Company and the Participant or Participants affected thereby, which consent shall be evidenced by an instrument in writing, signed by the party against which enforcement of such amendment, modification, waiver, discharge or termination is sought.

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        IN WITNESS THEREFORE, this document has been signed on behalf of the Administrative Committee by its duly authorized representative this 24th day of December, 2003.

TYCO INTERNATIONAL (US) INC. ADMINISTRATIVE COMMITTEE
By:	/s/ JANE GREENMAN
Jane Greenman Chairman, Adminstrative Committee

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AMENDMENTS TO THE TYCO INTERNATIONAL LTD. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN